Exhibit 10.2

December 6, 2010

Ray Dolby

Re:	Appointment as Founder and Director Emeritus of Dolby Laboratories, Inc.

Dear Ray:

The purpose of this letter is to confirm the arrangements relating to your appointment as Founder and Director Emeritus of Dolby Laboratories, Inc. (the “Company”) after founding the Company and providing many years of distinguished service to the Company. Our goal is to permit you to reduce the level of your regular commitment and obligations to the Company, while at the same time allowing the Board to continue to benefit from your knowledge, experience, contributions and long-standing history with the Company. As we have discussed, the Company and you hereby agree to the following terms relating to your appointment:

1. Founder and Director Emeritus. By your signature below, you are providing the Company with notice that you will not stand for reelection to the Board of Directors at the Company’s 2011 Annual Meeting of Stockholders. You will be appointed to the newly-created position of “Founder and Director Emeritus” of the Company, effective as of the 2011 Annual Meeting of Stockholders. The position will be an honorary, non-compensated position in recognition of your long-standing, loyal and dedicated services, and singularly significant contributions to the Company. Your new position as Founder and Director Emeritus will be acknowledged in the Company’s Annual Report and on the Company’s website. As Founder and Director Emeritus, you will be entitled to attend meetings of the Board of Directors and its committees, as further described in paragraph 2 below. You will not be considered a “director” of the Company for any purpose, other than for purposes of the Company’s insider trading policies, as described in paragraph 3 below. Your presence at any meeting of the Board of Directors or any of its committees will not be considered in determining the presence of a quorum and you will not be entitled to vote. You will not, by virtue of being a “Founder and Director Emeritus” be eligible or entitled to receive any compensation or benefits for which “directors” of the Company are eligible.

2. Board Observer Status. You may attend meetings of the Board of Directors, including meetings of any committee of the Board of Directors, as an observer and you will receive copies of materials provided to the Board of Directors and any committees of the Board of Directors. The Board of Directors reserves the right to modify or suspend your Board and committee observer status in the event it concludes in good faith that there are valid legal or business reasons to do so (for example, in order to preserve the Company’s attorney-client privilege). The Company will seek to provide advance notice to you and your counsel prior to any such modification or suspension, except in cases where it is not practicable.

3. Confidentiality Obligations and Trading Restrictions. You acknowledge that (i) you will remain subject to the Company’s Insider Trading Compliance Program (the “Compliance Program”), as amended and restated January 30, 2008 and as amended hereafter, and the confidentiality requirements described therein, and (ii) you will be deemed a director of the Company for purposes of the Insider Trading Policy and Guidelines with respect to Certain Transactions in Company Securities, as amended from time to time, which is attached to the Compliance Program as Exhibit A.

4. Other Rights and Obligations. Your rights and obligations under any other pre-existing arrangements or agreements, including your right to use certain Company facilities as granted to you in the past by the Board of Directors, will not be affected by the terms of this letter.

5. Non-Transferable. The terms set forth in this letter are personal to you and are non-transferable.

If you agree with the terms of your appointment as set forth above, please sign and return the enclosed duplicate copy of this letter to me at your earliest convenience.

Sincerely,

/s/ KevinYeaman
Kevin Yeaman, Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Ray Dolby
Ray Dolby

Dated: December 6, 2010

2